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                                                                   EX-99.B(j)(B)



                         Independent Auditors' Consent



Board of Trustees of Wells Fargo Core Trust
Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Corporate Bond Fund, Diversified Bond Fund, Income Fund, Income Plus Fund, Intermediate Government Income Fund, Limited Term Government Income Fund, Stable Income Fund, and Variable Rate Government Fund, eight funds of Wells Fargo Funds Trust, dated July 10, 2000, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

We also consent to the use of our reports for Wells Fargo Core Trust, dated July 10, 2000, incorporated herein by reference.

                                             /s/ KPMG LLP

Boston, Massachusetts
September 11, 2000